SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2012

MEMSIC, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33813	04-3457049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Tech Drive, Suite 325, Andover, MA 01810
(Address of principal executive offices) (Zip Code)

One Tech Drive, Suite 325, Andover, MA 01810
(Mailing Address)

(978) 738-0900
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2012, the compensation committee of our board of directors made its annual salary determinations for 2012, made equity-based awards and established a cash incentive plan for our executive officers for 2012. The compensation decisions made with respect to our executive officers who were named executive officers in our most recent proxy statement, referred to herein as our “named executive officers,” were as follows:

Base salaries for 2012

Effective January 1, 2012, the annual base salary of our Chief Executive Officer was increased from $260,000 to $310,000 and the annual base salary of our Chief Financial Officer was increased from $210,000 to $235,000. The annual base salary of our President of North American and European Operations was unchanged at $270,000.

Equity-based compensation

The compensation committee also authorized the award to our named executive officers of equity-based compensation in the form of performance-based stock options intended to reward the executives for improvements in our revenue and gross margin, as follows:

Named Executive Officer	Performance-based options to purchase common stock (shares)
Chief Executive Officer	280,000
President of North American and European Operations	140,000
Chief Financial Officer	175,000

These options each have an exercise price of $2.15 per share and vest in full on May 20, 2019, subject to acceleration as follows: 1/7 of the total number of shares will vest in any quarter (beginning with the second quarter of 2012) in which (a) our total revenue for the two preceding calendar quarters is greater than a stated target, and (b) our average gross margin for such two preceding calendar quarters has first exceeded a specified target percentage, which increases by 0.5% for each successive vesting tranche. Option vests in full upon the occurrence of a change in control, as defined in our 2007 Stock Incentive Plan.

Executive officer cash incentive plan for 2011

Under the 2012 cash incentive plan, cash bonuses for our executive officers for 2012 will be awarded in an amount determined by our compensation committee in early 2013, based upon our achievement of stated company-wide financial goals and the committee’s judgment as to the extent to which stated individual performance goals have been met. The compensation committee retains discretion over the bonus plan and has the right to terminate it at any time. The material terms of the 2012 cash incentive plan are as follows:

•
The target bonus for 2012 for our Chief Executive Officer is $250,000. The amount of this target bonus that is ultimately earned will be based upon our achievement of a stated revenue goal and upon his attainment, in the compensation committee’s judgment, of individual management objectives, as follows:

• A fixed percentage of the amount by which our revenue for 2012 exceeds a stated target can be earned as a bonus (at 100% of the revenue target, the bonus would be $40,000);

• A bonus of up to $110,000 can be earned based upon achievement of individual goals related to reductions in cost of goods sold for specified products, stated research and development milestones and  specified organizational and executive recruiting goals; and

• A bonus of up to $100,000 can be earned based upon achievement of individual goals for major account wins.

•
The target bonus for 2012 for our President of North American and European Operations is $150,000. The amount of this target bonus that is ultimately earned will be based upon our achievement of stated revenue and profitability goals and upon his attainment, in the compensation committee’s judgment, of individual management objectives, as follows:

• A fixed percentage of the amount by which our revenue for 2012 exceeds the stated target can be earned as a bonus (at 100% of the revenue target, the bonus would be $40,000);

• A bonus of $30,000 can be earned if our net income, as a percentage of our total revenue, exceeds a stated target;

• A bonus of up to $40,000 can be earned based upon achievement of individual goals related to specified operational improvements and organizational and executive recruiting goals; and

• Up to $45,000 can be earned based upon achievement of individual goals related to business development activities.

•
The target bonus for 2012 for our Chief Financial Officer is $100,000. The amount of this target bonus that is ultimately earned will be based upon our profitability and upon her attainment, in the compensation committee’s judgment, of individual management objectives, as follows:

• A bonus of $25,000 can be earned if our net income, as a percentage of our total revenue, exceeds a stated target;

• A bonus of up to $40,000 can be earned based upon achievement of individual goals related to maintenance of effective control over our financial reporting and other specified aspects of our financial management; and

• A bonus of up to $35,000 can be earned based upon achievement of individual goals relating to expense and inventory control, supply chain management and other specified operational matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMSIC, INC.

By:	/s/ PATRICIA NIU
Patricia Niu
Chief Financial Officer

Date: June 22, 2012